Exhibit 3.1

Form of Amendments to the Amended and Restated Bylaws of Captaris, Inc.

Section 2.6.1 of the Amended and Restated Bylaws is amended to read in its entirety as follows (effective April 3, 2008):

“2.6.1 Business at Annual Meetings

In addition to the election of directors, other proper business may be transacted at an annual meeting of shareholders, provided that such business is properly brought before such meeting. To be properly brought before an annual meeting, business must be (a) brought by or at the direction of the Board or (b) brought before the meeting by a shareholder pursuant to written notice thereof, in accordance with subsection 2.6.3 hereof, and received by the Secretary not fewer than 60 nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided that if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the earlier of the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made; provided further, however, that with respect to the 2008 annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the earlier of the day on which notice of the 2008 annual meeting was mailed or public disclosure of the 2008 annual meeting was made. Any such shareholder notice shall set forth (i) the name and address of the shareholder proposing such business; (ii) a representation that the shareholder is entitled to vote at such meeting and a statement of the number of shares of the corporation which are beneficially owned by the shareholder; (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and (iv) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the language of the proposal (if appropriate), and any material interest of the shareholder in such business. No business shall be conducted at any annual meeting of shareholders except in accordance with this subsection 2.6.1. If the facts warrant, the Board, or the chairman of an annual meeting of shareholders, may determine and declare that (a) a proposal does not constitute proper business to be transacted at the meeting or (b) business was not properly brought before the meeting in accordance with the provisions of this subsection 2.6.1 and, if, in either case, it is so determined, any such business shall not be transacted. In addition to the procedures set forth in this subsection 2.6.1, shareholders desiring to include a proposal in the corporation’s proxy statement must also comply with the requirements set forth in Rule 14a-8 under Section l4 of the Securities Exchange Act of 1934, as amended, or any successor provision.”

Section 3.3.1 of the Amended and Restated Bylaws is amended to read in its entirety as follows (effective March 30, 2008):

“3.3.1 Nomination

Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations for the election of Directors may be made (a) by or at the direction of the Board or (b) by any shareholder of record entitled to vote for the election of Directors at such meeting; provided, however, that a shareholder may nominate persons for election as Directors only if written notice (in accordance with subsection 2.6.3 hereof) of such shareholder’s intention to make such nominations is received by the Secretary (i) with respect to an election to be held at an annual meeting of the shareholders, not fewer than 60 nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided that if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) the tenth day following the earlier of the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made; provided further, however, that with respect to the 2008 annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the earlier of the day on which notice of the 2008 annual meeting was mailed or public disclosure of the 2008 annual meeting was made, and (ii) with respect to an election to be held at a special meeting of the shareholders for the election of Directors, not later than the close of business on the seventh business day following the date on which notice of such meeting is first given to shareholders. Any such shareholder’s notice shall set forth (a) the name and address of the shareholder who intends to make a nomination; (b) a representation that the shareholder is entitled to vote at such meeting and a statement of the number of shares of the corporation which are beneficially owned by the shareholder; (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) as to each person the shareholder proposes to nominate for election or re-election as a Director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board, and a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is to be made; and (e) the consent of each such nominee to serve as a Director if elected. If the facts warrant, the Board, or the chairman of a shareholders’ meeting at which Directors are to be elected, shall determine and declare that a nomination was not made in accordance with the foregoing procedure and, if it is so determined, the defective nomination shall be disregarded. The right of shareholders to make nominations pursuant to the foregoing procedure is subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation. The procedures set forth in this Section 3.3 for nomination for the election of Directors by shareholders are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board or any committee thereof.”